Exhibit 99.1

                                                                                                                              Contact:                        Scott J. Bowman
                                                                                                                              Senior Vice President &
                                                                                                                              Chief Financial Officer
                                                                                                                              (205) 942-4292

HIBBETT REPORTS THIRD QUARTER FISCAL 2016 RESULTS
•	EPS increases 17.9% to $0.79 per diluted share (including favorable impact of $0.05 per diluted share resulting from legal settlement)
•	Comparable store sales increases 0.6%
•	Updates Fiscal 2016 Guidance
•	Board authorizes new stock repurchase program of $300 million

BIRMINGHAM, Ala. (November 20, 2015) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the third quarter ended October 31, 2015.

Third Quarter Results
Net sales for the 13-week period ended October 31, 2015 increased 4.6% to $228.3 million compared with $218.3 million for the 13-week period ended November 1, 2014.  Comparable store sales for the third quarter increased 0.6%.

Gross profit was 36.1% of net sales for the 13-week period ended October 31, 2015, compared with 36.3% of net sales for the 13-week period ended November 1, 2014.  Product margin was flat, although store occupancy and logistics costs increased as a percentage of net sales due to the deleveraging effect of lower comparable store sales.

Store operating, selling and administrative expenses were 21.1% of net sales for the 13-week period ended October 31, 2015, compared with 22.1% of net sales for the 13-week period ended November 1, 2014.  These expenses were lower as a percentage of net sales mainly due to a favorable legal settlement.

Net income for the 13-week period ended October 31, 2015, was $18.7 million compared with $16.9 million for the 13-week period ended November 1, 2014.  Earnings per diluted share totaled $0.79 for the 13-week period ended October 31, 2015, compared with $0.67 for the 13-week period ended November 1, 2014.  The impact of the favorable legal settlement contributed $0.05 per diluted share to the 13-week period ended October 31, 2015.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We were very pleased with our back-to-school sales, our margin performance and expense controls, and are encouraged by the great progress we are making with our merchandising initiatives.  Sales softened late in the quarter due to significant declines in our colder weather categories, although footwear remained strong due to benefits from a strong assortment and an improved in-stock position.  Looking forward, we believe that our ongoing improvements in merchandise strategies, execution and replenishment capabilities have us well-positioned for the holiday season."

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Fiscal Year to Date Results
Net sales for the 39-week period ended October 31, 2015, increased 3.5% to $697.4 million compared with $674.1 million for the 39-week period ended November 1, 2014.  Comparable store sales decreased 0.5%.

Gross profit was 35.5% of net sales for the 39-week period ended October 31, 2015, compared with 35.9% of net sales for the 39-week period ended November 1, 2014.

Store operating, selling and administrative expenses were 21.5% of net sales for the 39-week period ended October 31, 2015, compared with 21.3% of net sales for the 39-week period ended November 1, 2014.

Net income for the 39-week period ended October 31, 2015, was $53.1 million compared with $53.7 million for the 39-week period ended November 1, 2014.  Earnings per diluted share increased to $2.17 for the 39-week period ended October 31, 2015, compared with $2.08 for the 39-week period ended November 1, 2014.

For the quarter, Hibbett opened 20 new stores, expanded one high performing store and closed three underperforming stores, bringing the store base to 1,031 in 33 states as of October 31, 2015.  The Company also opened its first store in the state of New York in the quarter.  Estimated square footage for the store base increased 6.1% to approximately 5.9 million square feet at October 31, 2015, compared with 5.6 million square feet at November 1, 2014.

Liquidity and Stock Repurchases
Hibbett ended the third quarter of Fiscal 2016 with $45.5 million of available cash and cash equivalents on the unaudited consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the third quarter, the Company repurchased 1,341,170 shares of its common stock for a total expenditure of $50.5 million.  Approximately $87.5 million of the total authorization remained for future stock repurchases as of October 31, 2015. On November 19, 2015, the Board of Directors of the Company authorized a new Stock Repurchase Program (Program) of $300.0 million expiring on February 2, 2019.  Effective immediately, the new Program replaces the existing authorization that was due to expire on January 30, 2016.

Fiscal 2016 Outlook
The Company is updating its guidance for the 52 weeks ending January 30, 2016, to earnings per diluted share in the range of $2.87 to $2.94 from a previously reported range of $2.80 to $2.90.  Comparable store sales are expected to be close to flat for the year, which compares to previous guidance of flat to a low single-digit increase.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, November 20, 2015, to discuss third quarter Fiscal 2016 results.  The number to call for the live interactive teleconference is (212) 231-2930.  A replay of the conference call will be available until November 27, 2015, by dialing (402) 977-9140 and entering the passcode, 21777765.

The Company will also provide an online Web simulcast and rebroadcast of its third quarter Fiscal 2016 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on November 20, 2015, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for one year.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding earnings per diluted share, comparable store sales and improvements in merchandise strategies, execution and replenishment capabilities.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2015 and in our Quarterly Report on Forms 10-Q filed on June 8, 2015 and September 8, 2015. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net sales	$228,301	$218,321	$697,385	$674,148
Cost of goods sold, including wholesale, logistics and store occupancy costs	145,949	139,171	450,140	432,394
Gross profit	82,352	79,150	247,245	241,754
Store operating, selling and administrative expenses	48,255	48,202	150,206	143,778
Depreciation and amortization	4,238	4,136	12,656	11,777
Operating income	29,859	26,812	84,383	86,199
Interest expense, net	67	73	201	216
Income before provision for income taxes	29,792	26,739	84,182	85,983
Provision for income taxes	11,115	9,849	31,065	32,324
Net income	$18,677	$16,890	$53,117	$53,659

Net income per common share:
Basic earnings per share	$0.79	$0.67	$2.18	$2.10
Diluted earnings per share	$0.79	$0.67	$2.17	$2.08

Weighted average shares outstanding:
Basic	23,607	25,111	24,333	25,504
Diluted	23,777	25,336	24,519	25,758

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	October 31, 2015	January 31, 2015
Assets
Cash and cash equivalents	$45,453	$88,397
Inventories, net	276,938	240,408
Other current assets	29,682	26,693
Total current assets	352,073	355,498
Property and equipment, net	95,801	92,981
Other assets	4,098	3,918
Total assets	$451,972	$452,397

Liabilities and Stockholders' Investment
Accounts payable	$110,663	$84,439
Short-term capital leases	467	436
Accrued expenses	18,797	17,250
Total current liabilities	129,927	102,125
Non-current liabilities	26,227	25,491
Stockholders' investment	295,818	324,781
Total liabilities and stockholders' investment	$451,972	$452,397

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Sales Information
Net sales increase	4.6%	5.0%	3.5%	6.3%
Comparable store sales increase (decrease)	0.6%	0.6%	-0.5%	1.9%

Store Count Information
Beginning of period	1,014	950	988	927
New stores opened	20	26	51	58
Stores closed	(3)	(7)	(8)	(16)
End of period	1,031	969	1,031	969

Stores expanded	1	2	8	7
Estimated square footage at end of period (in thousands)	5,893	5,553

Balance Sheet Information
Average inventory per store	$268,611	$250,555

Share Repurchase Activity
Shares	1,341,170	371,589	2,137,389	1,072,295
Cost (in thousands)	$50,542	$16,745	$87,944	$54,577